Exhibit 10.1



                               CalAmp Corp.
        Cash Compensation Arrangements with Non-Employee Directors
                        Effective September 1, 2005



     The following sets forth the cash compensation arrangements with CalAmp Corp.'s non-employee directors as revised August 2, 2005, to become effective September 1, 2005:

*  Base annual retainer for each non-employee director - $30,000

* Additional annual retainer for serving as a member of a Board committee (for each committee served on) - $5,000

*  Additional annual retainer for Chairman of the Audit Committee - $10,000

*  Additional annual retainer for chairmen of other Board committees - $5,000

*  Additional annual retainer for Chairman of the Board - $15,000

*  Board meeting fees - None

*  Committee meeting fees - None

CalAmp also reimburses travel expenses and other out-of-pocket expenses incurred by non-employee directors in connection with activities as a member of the Board and its committees.